JACKSON SQUARE PARTNERS, LLC

CODE OF ETHICS

April 2014

Table of Contents

I. INTRODUCTION	1

A. General Principles	1

B. Your Fiduciary Duty	1

C. Compliance with Applicable Federal Securities Laws	2

D. Obligation to Report Violations of the Code	2

II. YOUR OBLIGATIONS AS A COVERED PERSON	2

A. Categories of Covered Persons	2

1. Access Person	2

2. Investment Person	2

3. Affiliated Person	2

B. Immediate Family Members	2

C. Your Obligations at Time of Hire	2

1. Initial Holdings Report	2

2. Disclosure of Outside Business Activities	3

3. Disclosure of Political Contributions	3

4. Written Acknowledgement of Receipt of Code	3

D. Your Obligations on a Daily Basis	3

1. Pre-clearance of Personal Securities Transactions	3

2. Compliance with Trading Restrictions	5

3. Pre-clearance of Political Contributions	7

4. Obligation to Report Changes to Personal Information	7

E. Your Obligations on a Quarterly Basis	8

1. Quarterly Report/Certification of Transactions	8

F. Your Obligations on an Annual Basis	9

1. Annual Certification of Holdings	9

2. Annual Code of Ethics Certification	9

III. REVIEW AND ENFORCEMENT OF THE CODE	9

A. Administration of the Code	9

B. Review of Employee Activity	9

C. Sanctions for Non-Compliance with Code	9

D. Maintenance of Records	9

Glossary to the Code of Ethics	10

I.	INTRODUCTION

A.	General Principles

The Code of Ethics (the “Code”) is based on the principle that Jackson Square Partners, LLC (“Jackson Square”), its members, officers, and employees (each, a “Covered Person” and collectively, “Covered Persons”), owe a fiduciary duty of undivided loyalty to the funds to which Jackson Square serves as sub-adviser (collectively, the “Funds”) and any other investment advisory client (each, a “Client” and collectively, our “Clients”) that Jackson Square advises or sub-advises.1

This Code sets out standards of conduct designed to address potential conflicts of interest that might arise between this fiduciary duty to Jackson Square’s Clients and a Covered Person’s personal activities. Specifically, each Covered Person must avoid participating in transactions, activities, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of those Clients.

As a Covered Person, you are responsible for reading the Code and understanding your obligations in order to comply with its provisions. Additionally, your duty to comply with this Code includes the requirement that your personal and business activities be conducted in compliance with all other policies and procedures governing Jackson Square. Examples of such policies include, but are not limited to, Jackson Square’s Gifts and Entertainment Policy, Political Contribution Policy, and Insider Trading/Material Non-Public Information Policy. If you have any questions regarding the Code and its related policies or your resultant obligations and duties, please contact the Chief Compliance Officer (the “CCO”) for assistance.

B.	Your Fiduciary Duty

Jackson Square is committed to fostering a culture that promotes honesty and high ethical standards. Consequently, all Covered Persons have an obligation to conduct themselves in accordance with the following general fiduciary principles:

•	You have a duty to place the interests of our Clients ahead of your own interests at all times;

•	You have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of our Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and

•	You must not take inappropriate advantage of your position at Jackson Square.

Covered Persons are reminded that violations of the Code and/or any associated policies and procedures may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

[1]	Definitions of certain capitalized terms can be found in the Glossary to the Code of Ethics. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. It is important that you review and understand all of the definitions contained in the Glossary and refer back to them as necessary to understand your responsibilities under the Code.

C.	Compliance with Applicable Federal Securities Laws

As a Covered Person under this Code, it is your duty to conduct all personal and professional activities in a manner that is consistent with any and all Applicable Federal Securities Laws (as defined in the Glossary to this Code (“Glossary”).

D.	Obligation to Report Violations of the Code

You have a duty to report violations of the Code. If you become aware of a violation of Jackson Square’s Code committed by another Covered Person, you have an ongoing obligation to report that violation to the CCO. It is Jackson Square’s policy to protect the confidentiality of any such report made in good faith and any Covered Person reporting such a violation will not be subject to retaliation.

II.	YOUR OBLIGATIONS AS A COVERED PERSON

A.	Categories of Covered Persons

Upon becoming subject to the provisions of this Code, each Covered Person is assigned to one of the following three categories below based on their responsibilities and/or privileges at Jackson Square:

1.	Access Person

2.	Investment Person

3.	Affiliated Person

You will be advised of the category to which you are assigned during your initial training on this Code. It is important to know the category to which you are assigned, as belonging to a certain category may cause you to be subject to additional obligations and/or limitations under the Code. A complete definition for each category is included in the Glossary. You are encouraged to review the definitions for each category carefully, as well as any sections of the Code that may pertain only to Covered Persons assigned to your category.

B.	Immediate Family Members

In accordance with federal securities laws, certain restrictions and limitations found within the Code are also applicable to the personal investment activities of any immediate family members that reside in your household (“Immediate Family Members”). As a Covered Person, it is your responsibility to alert your Immediate Family Members of any applicable restrictions or limitations that may impact their personal investment activities to ensure that both you and your Immediate Family Members conduct all personal investment activities in a manner consistent with the Code.

C.	Your Obligations at Time of Hire

1.	Initial Holdings Report

All Covered Persons must submit an initial holdings report within ten (10) calendar days of commencing employment with Jackson Square or otherwise becoming a Covered Person to disclose the Required Holdings Information for both their own and their Immediate Family Members’ personal securities holdings. The information included in the initial holdings report must be current as of a date no more than forty- five (45) calendar days prior to the commencement of employment with Jackson

Square (or becoming subject to the Code). These holding reports will be reviewed by the CCO or his delegate.

Each holdings report must contain, at a minimum:

a) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Covered Person has any direct or indirect Beneficial ownership; b) The name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and

c) The date the Covered Person submits the report

The Holdings Initial & Annual Report is attached as Appendix C.

2.	Disclosure of Outside Business Activities

Covered Persons may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Jackson Square without receiving prior written approval from the CCO. Any such service is considered an “Outside Business Activity,” even if performed on a volunteer basis. Any existing Outside Business Activities must be disclosed at the time that you become subject to this Code and are subject to review and approval. Similarly, you have an ongoing obligation to disclose any Outside Business Activities that you undertake during your employment with Jackson Square and receive written approval from the CCO prior to participating in such activities.

3.	Disclosure of Political Contributions

In addition to the Code, all Covered Persons and their Immediate Family Members are subject to Jackson Square’s Political Contribution (“Pay-to-Play”) Policy. Covered Persons are required to disclose all Political Contributions made during the two year period prior to the date that they become subject to this Code. This disclosure must also include all Political Contributions made by your Immediate Family Members during the two year period. The information provided may be shared in the aggregate in response to requests for proposals or client information requests, but will otherwise remain strictly confidential.

4.	Written Acknowledgement of Receipt of Code

All Covered Persons are required to certify that they have received this Code within ten (10) calendar days of their hire date. You will also be required to certify your ongoing compliance with this Code on an annual basis and whenever the Code is updated.

D.	Your Obligations on a Daily Basis

1.	Pre-clearance of Personal Securities Transactions

Covered Persons and their Immediate Family Members must pre-clear each personal investment transaction and receive approval for the activity prior to executing the transaction, unless the transaction is subject to an exemption from the pre-clearance requirements of the Code as outlined in Section II.D.1.b below.

a)	Duration of Approval

Approval for a pre-clearance request is valid for the same day only and the trade must be executed on the same day that approval is granted. If a transaction is not executed (or is only partially completed) on the same day that you receive approval, you must repeat the pre-clearance process and receive approval on the day that you do execute (or complete) the transaction. Similarly, if the information in your pre-clearance request changes in any material way, you must resubmit your pre-clearance request prior to executing the transaction.

b)	Exceptions to the Pre-clearance Requirement

You are not required to pre-clear and receive approval for the personal investment transaction types listed below prior to execution, although you are still responsible for complying with the reporting requirements of this Code for these transactions, as applicable.

(1)	Involuntary transactions

The acquisition or disposition of a security as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities does not require pre-clearance under the Code.

(2)	Purchases or sales of exchange-traded funds (“ETFs”) that are linked to major indices

A list of the ETFs that qualify under this exemption can be found in Appendix B. Only those ETFs listed in Appendix B are exempt from the pre-clearance and approval requirements of the Code.

(3)	Transactions in Managed Accounts

Pre-clearance is not required for transactions made in an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control (“Managed Account”).

Note: Covered Persons and their Immediate Family Members must receive approval from the CCO in order to maintain a Managed Account. You should be aware that Managed Accounts are still subject to the reporting requirements of the Code.

(4)	Donated Shares

Pre-clearance and approval are not required for any securities that are donated to a charitable organization. However, such transactions are still subject to the reporting requirements of the Code.

c)	Transactions Excluded from BOTH the Pre-clearance and Approval Requirement and the Reporting Requirement

All personal investment transactions by Covered Persons must be reported under the Code with a few limited exceptions. The following types of personal investment transactions are exempt from both the pre-clearance and the reporting requirements of the Code.

(1)	Purchases or sales of unaffiliated open-end mutual funds

Note: Open-end (non-money market) mutual funds (including open-end mutual funds that are underlying investments in a 529 plan) to which Jackson Square provides advisory or sub-advisory services as well as any fund whose investment adviser or principal underwriter controls JSP, is controlled by JSP, or is under common control with JSP, are considered to be “Affiliated Mutual Funds” and require pre-clearance and approval prior to execution of a personal investment transaction.

(2)	Purchases or sales of direct obligations of the U.S. Government or any other national government and futures and options with respect to such obligations;

(3)	Purchases or sales of bank certificates of deposit, bankers acceptances, commercial paper and other high quality short- term debt instruments (having a maturity at issuance of less than 366 calendar days and rated in one of the two highest ratings categories by a nationally recognized statistical ratings organization, including repurchase agreements);

(4)	Purchases which are made by reinvesting cash dividends including reinvestments pursuant to an Automatic Investment Plan;

(5)	Purchases or sales of money market funds; and

(6)	Transactions in Section 529 plans with the exception of plans for which an Affiliated Mutual Fund is an underlying investment.

2.	Compliance with Trading Restrictions

All Covered Persons and their Immediate Family Members are subject to certain trading restrictions on their personal investment activities.

a)	All Covered Persons – Seven (7) Calendar Day Blackout Period

All Covered Persons and their Immediate Family Members are prohibited from trading a security in their personal brokerage accounts for seven (7) calendar days before and after Jackson Square executes a buy or sell transaction in that same security.

b)	Holding Periods:

All Covered Persons are prohibited from engaging in activities that could be considered “market timing” in violation of Rule 22c-1 of the Investment Company Act of 1940, as amended (the “1940 Act”) and, therefore, subject to required holding periods.

(1)	Access and Affiliated Persons – 14 Calendar Day General Holding Period

If you are categorized as an Access Person or Affiliated Person under this Code, you are subject to a fourteen (14) calendar day holding period for most personal securities transactions. Upon opening a position in a security, you are required to hold that security for a minimum of fourteen (14) calendar days before you may enter into a closing transaction for the same (or an equivalent) security. This holding period applies regardless of the potential profit or loss resulting from the closing transaction.

(2)	Investment Persons ONLY – 60 Calendar Day General Holding Period

Investment Persons are prohibited from engaging in short term trading in their personal investment accounts that results in a profit. Accordingly, Investment Persons must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit.

•	Note: Investment Persons are permitted to close positions at a loss if they have held the position for a minimum of fourteen (14) calendar days prior to executing the closing transaction.

(3)	All Covered Persons – 60 Calendar Day Holding Period for Affiliated Mutual Funds

All Covered Persons must hold any newly opened positions in Affiliated Mutual Funds for sixty (60) calendar days before the position may be closed for a profit. Positions in Affiliated Mutual Funds may be closed at a loss if the position has been held for a minimum of fourteen (14) calendar days.

c)	Restricted Securities

Jackson Square maintains a list of certain restricted securities that may not be traded by Covered Persons (the “Restricted List”). You are generally prohibited from purchasing or selling any security on the Restricted List, except that this prohibition shall not apply to:

•	Involuntary and/or automatic transactions;

•	Transactions made in an approved Managed Account, provided that such transactions do not reflect a prohibited pattern of conduct; and

•	Transactions for which specific approval has been granted due to unusual or unforeseen circumstances.

d)	Initial Public Offerings/Private Placements

(1)	Investment Persons

Investment Persons are prohibited from participating in initial public offerings and may only participate in a private placement with prior written permission. Additionally, an Investment Person who purchased privately-placed securities prior to becoming subject to this Code is required to disclose the purchases to the CCO before they can participate in the consideration of an investment in the securities of that issuer or its affiliates for a Client account. In order to avoid a potential conflict of interest, any decision to invest in the issuer in question will be subject to an independent review by additional Investment Persons that do not have a personal interest in the issuer.

(2)	Access and Affiliated Persons

Access and Affiliated Persons are required to request and receive approval from the CCO before purchasing initial public offerings or private placements.

(3)	Registered Representatives

All Covered Persons holding valid FINRA registrations are prohibited from participating in initial public offerings.

3.	Pre-clearance of Political Contributions

All Covered Persons and their Immediate Family Members must submit a pre- clearance request and receive approval prior to making a Political Contribution. Examples of Political Contributions that would require pre-clearance and approval include, but are not limited to, donations of cash, stock, service or anything of value to a candidate for public office, a sitting public official, political party or a political action committee, whether at the local, state, and/or federal level. Please review Jackson Square’s Pay-to-Play Policy for more information on applicable restrictions and reporting obligations for Political Contributions.

The Political Contribution Reporting Form is attached as Appendix E, and the Political Contributions Pre-Approval Form is attached as Appendix F.

4.	Obligation to Report Gifts and Entertainment

You have an ongoing obligation to report any Gifts or Entertainment in excess of the de minimis amount ($200) to the CCO for prior approval using the Gifts and Entertainment Approval Form.

The Gifts and Entertainment Pre-Approval Form is attached as Appendix G.

5.	Obligation to Report Changes to Personal Information

You have an ongoing obligation to report any changes in your personal information that may impact your obligations under this Code. Examples include changes to your personal brokerage accounts (e.g., opening or closing an account), disclosures of new outside business activities for review and approval, and changes to your address, Immediate Family Members, or other personal information.

E.	Your Obligations on a Quarterly Basis

1.	Quarterly Report/Certification of Transactions

Within thirty (30) calendar days after each quarter’s end, all Covered Persons must report and certify their personal investment activity during the previous quarter. These certifications and personal investment activity will be reviewed by the CCO or his delegate. Please note that all Covered Persons are required to complete the quarterly certification each quarter, even if they did not complete any personal investment transactions during the quarter. Additionally, Covered Persons will be asked to review the list of brokerage accounts that they have previously disclosed and certify to its accuracy.

Each Covered Person must also submit a quarterly transaction report, which report must contain, at a minimum, the following information about each personal investment transaction in which the Covered Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

A. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security involved;

B. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C. The price of the security at which the transaction was effected;

D. The name of the broker, dealer or bank with or through which the transaction was effected; and

E. The date the Covered Person submits the report.

A Covered Person need not submit a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records.

Accordingly, within 30 calendar days after each quarter’s end, Covered Persons must also submit to Compliance brokerage confirmations and account statements for each brokerage account listed in the Quarterly Report, so long as the brokerage confirmations and account statements contain the information required in a transaction report.

The quarterly Report is attached as Appendix D.

F.	Your Obligations on an Annual Basis

1.	Annual Certification of Holdings

All Covered Persons are required to submit an annual report of all personal investment holdings in their personal brokerage accounts and the personal brokerage accounts of their Immediate Family Members. The report must contain information that is current as of a date no more than forty-five (45) calendar days prior to the date the report is submitted and must be submitted no later than forty-five (45) calendar days after year end. These annual reports will be reviewed by the CCO or his delegate.

2.	Annual Code of Ethics Certification

At least annually, all Covered Persons must review this Code in its entirety and certify to their understanding and ongoing compliance with the Code.

III.	REVIEW AND ENFORCEMENT OF THE CODE

A.	Administration of the Code

The Code shall be administered by the CCO and/or an appropriate management committee that shall include representatives from the portfolio management team, as well as applicable compliance and legal personnel. Where exceptions are granted to any provision of this Code, the rationale for such exceptions shall be documented.

B.	Review of Employee Activity

Trading activity may be reviewed for patterns of trading that are inconsistent with the tenets of this Code. Excessive or inappropriate trading that interferes with job performance or compromises the duty that Jackson Square owes to our Clients is not permitted. Patterns of excessive trading or other trading activity that is deemed to be inappropriate may lead to sanctions, including restrictions on future trading and/or other disciplinary action under the Code.

C.	Sanctions for Non-Compliance with Code

Appropriate sanctions for a violation will include the nature and severity of the violation, the presence of any mitigating circumstances, and any previous violations that may have been committed by the Covered Person. Examples of possible sanctions include, but are not limited to, written warnings or reprimands, monetary penalties, trading freezes, suspension, and/or termination of employment.

D.	Maintenance of Records

Jackson Square will maintain all necessary books and records required to remain compliant with applicable laws and regulations. More information on specific record-keeping requirements and processes may be found in Jackson Square’s record-keeping policies and procedures.

Glossary to the Code of Ethics

Access Person

The term “Access Person” means any officer, director, or and employee of Jackson Square (1) who, in connection with his or her regular functions or duties, generates, participates in, has access to or obtains information regarding the adviser’s purchase or sale of a security by or on behalf of an advisory client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales or has access to such recommendations that are non-public; (3) who obtains or has access to information or exercises influence concerning investment recommendations made to an advisory client of that adviser; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; (5) who has access to non-public information regarding any advisory clients’ purchase or sale of securities, or non- public information regarding the portfolio holdings of any fund for which an adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Jackson Square.

Affiliated Mutual Fund

The term “Affiliated Mutual Fund” refers to open-end (non-money market) mutual funds (including any open- end mutual funds that are underlying investments for a 529 plan) to which Jackson Square provides advisory or sub-advisory services as well as any fund whose investment adviser or principal underwriter controls JSP, is controlled by JSP, or is under common control with JSP. These shall be considered “Affiliated Mutual Funds” and require pre-clearance and approval prior to execution of a personal investment transaction. A list of Jackson Square’s Affiliated Mutual Funds can be found in Appendix A of the Code.

Affiliated Person

The term “Affiliated Person” means any officer, member, or employee of Jackson Square and any other person so designated by the CCO.

Applicable Federal Securities Laws

For the purposes of the Code, the term “Applicable Federal Securities Laws” refers to any and all federal securities laws or regulations that may be applicable, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, and the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury.

Beneficial Ownership

The term “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations there under. Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof:

(i)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(ii)	“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-

in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

Client

The term “Client” refers to Jackson Square’s investment advisory clients, including the registered investment companies, institutional investment clients, personal trusts and estates, guardianships, employee benefit trusts, and other clients that Jackson Square serves.

CCO

The term “CCO” refers to the Jackson Square’s Chief Compliance Officer.

Covered Person

The term “Covered Person” means a person subject to the provisions of this Code. This includes Jackson Square’s employees and their Immediate Family Members, such as spouses and minor children, as well as other persons designated as Covered Persons by the CCO. Such persons may include some or all of the members, officers, and employees under the control of Jackson Square.

Entertainment

The term Entertainment means anything of value that is provided by/to another person or entity with whom JSP currently has or may be expected to have, a business relationship and the provider remains in attendance during the majority of the event duration (e.g., attending a game with the ticket provider, attending dinner with the provider, etc.).

Gift

The term Gift means anything of value that is provided by/to another person or entity with whom JSP currently has, had or is expected to have, a business relationship (e.g., bottle of wine, gift baskets, etc.). Tickets to sporting events, concerts or similar events where the provider is not in attendance during the majority of the event’s duration/existence is considered a Gift subject to the $200 de mimimis amount.

Immediate Family Member

The term “Immediate Family Member” means any family member residing in the same household as a Covered Person under this Code. This includes the Covered Person’s spouse, parents and grandparents, children and grandchildren, brothers and sisters, mother-in-law and father-in-law, brothers-in-law and sisters-in-law, daughters-in-law and sons-in-law. Adopted, half, and step family members are also included in the definition of Immediate Family Member.

Investment Person

The term “Investment Person” means a portfolio manager who, in connection with his/her regular functions or duties, makes, or participates in the making of, investment decisions affecting an investment company, and any control person who obtains information concerning the recommendation of securities for purchase or sale by a fund or an account. Any staff working in a support role to a portfolio manager, including, but not limited to, analysts and administrative assistants, are also considered to be Investment Persons. All Investment Persons are also considered Access Persons by definition.

Managed Account

The term “Managed Account” refers to an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control. All Covered Persons must request and received approval from the CCO in order to maintain a Managed Account.

Outside Business Activity

The term “Outside Business Activity” means any full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Jackson Square. A Covered Person who engages in such service, whether or not s/he receives compensation for doing so, will be considered to be participating in an Outside Business Activity and must disclose such service to the CCO and receive approval for same.

Political Contribution

The term “Political Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1. The purpose of influencing any election for federal, state or local office;

2. The payment of debt incurred in connection with any such election; or

3. Transition or inaugural expenses incurred by the successful candidate for state or local office.

Required Holdings Information

Certain information regarding your personal securities holdings is required to be reported. Such reports must include the date and nature of the transaction, identify the security transacted, the price at which the transaction was effected, the broker through which the transaction was effected and the date in which the Covered Person submitted the report.

Appendix A

Affiliated Mutual Funds:

Delaware Group® Adviser Funds- Delaware U.S. Growth Fund

Delaware Group® Equity Funds IV-Delaware Smid Cap Growth Fund

Delaware Group® Foundation Funds- Delaware Foundation Conservative Allocation Fund

Delaware Group® Foundation Funds -Delaware Foundation Moderate Allocation Fund

Delaware Group® Foundation Funds-Delaware Foundation Growth Allocation Fund

Delaware Group® Global & International Funds-Delaware Focus Global Growth

Fund Delaware Pooled® Trust [The Large Cap Growth Equity Portfolio]

Delaware Pooled® Trust [The Focus Smid-Cap Growth Equity Portfolio]

Delaware Pooled® Trust [The Select 20 Portfolio]

Delaware VIP® Trust [Delaware VIP® Smid Cap Growth Series]

Delaware VIP® Trust [Delaware VIP® U.S. Growth Series]

Voyageur Mutual Funds III [Delaware Select Growth Fund]

Vanguard World Funds [Vanguard World Funds]

SEI Investments Management Corporation [Large Cap Growth Fund]

Consulting Group Advisory Services LLC, [Large Cap Fund]

UBS Global Asset Management (Americas) Inc. [Large Cap Fund]

Massachusetts Mutual Life Insurance Company [MassMutual Select Growth Opportunities Fund]

SEI Investments Management Corporation [Large Cap Fund]

SEI Investments Management Corporation [Large Cap Fund]

Vanguard Variable Insurance Funds [Growth Fund]

Mercer Global Investments, Inc. a [MGI US Small/Mid Cap Growth Fund]

SEI Investments Management Corporation [Large Cap Diversified Alpha Fund]

Lincoln Investment Advisors Corporation [LVIP Delaware Foundation Moderate Allocation Fund]

Lincoln Investment Advisors Corporation [LVIP Delaware Foundation Aggressive Allocation Fund]

Lincoln Investment Advisors Corporation [LVIP Delaware Foundation Conservative Allocation Fund]

Commonfund Institutional All Cap Equity Fund, LLC, Commonfund Asset Management Company, Inc. and

Commonfund Select Equity Fund, LLC

Barclays Bank PLC(Barclays Global Access – US Small and Mid Cap Equity Fund)

SEI Investments Global, Limited, SEI Investments Management Corporation (SEI Large Cap Growth Fund)

Macquarie Collective Funds plc (formerly known as Delaware Investments Global Funds plc), (Delaware Investments U.S. Large Cap Growth Fund)

Appendix B

Approved ETFs:

iShares MSCI ACWI Index (ACWI)

SPDR Dow Jones Industrial Avg (DIA)

iShares MSCI Emerging Markets Index (EEM)

iShares MSCI EAFE Index (EFA)

iShares Russell 1000 (IWB) iShares S&P 100 Index (OEF)

Powershares QQQ NASDAQ 100 (QQQ)

SPDR S&P 500 ETF Trust (SPY)

Vanguard MSCI EAFE ETF (VEA)

Vanguard Total Stock Market (VTI)

iShares Barclay’s Agg (AGG)

Vanguard Total Bond Market (BND)

PIMCO Total Return (BOND)

Appendix C

JACKSON SQUARE PARTNERS LLC

Holdings Initial & Annual Reports

Covered Person Last Name	First Name		MI
Office Location		Phone #

ACKNOWLEDGMENT1 OF RECEIPT OF COMPLIANCE MANUAL, CODE OF ETHICS, INSIDER TRADING POLICIES & ANNUAL CERTIFICATION

Please specify:  ☐ Initial Report or  ☐ Annual Renewal

1. Acknowledgement

I acknowledge that I have received a copy of the current Jackson Square Partners, LLC Compliance Policies and Procedures Manual (“Compliance Manual”) and Code of Ethics and I represent that:

a.	I acknowledge receipt of a copy of the Compliance Manual, including but not limited to the Code of Ethics Prevention of Misuse of Non-Public Information policy contained therein. I have read its terms and understand that I am fully subject to its provisions.

b.	I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership. I have read the definition of “Beneficial Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my household and Immediate Family Members and that transactions effected by members of my household and Immediate Family Members may therefore be subject to this Code of Ethics.

c.	I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Compliance Committee (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil and/or criminal referral to the Securities and Exchange Commission, or other state or federal authority, as appropriate.

d.	I will comply with the Compliance Manual and the Code of Ethics in all respects.

JSP’s compliance personnel provide training on the Compliance Manual and Code of Ethics annually to each Covered Person as defined in the Code of Ethics. However, each Covered Person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of his/her own volition.

2. Personal Investment Holdings Report

The following is a list of all investment accounts and Securities not held in such accounts in which I have Beneficial Ownership, and such information is current as of a date no more than 30 days prior to the date hereof:

Table 1 – Investment Accounts

Instructions:

•	Provide the information requested below for each investment account in which you have Beneficial Ownership. Indicate “N/A” or “None” if appropriate.

•	Attach the most recent account statement for each account identified.

1 ALL capitalized terms are defined in the Compliance Manual or Code of Ethics.

•	Attach separate sheets if necessary

NAME OF BROKER DEALER, BANK, OR OTHER FINANCIAL INTERMEDIARY	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER	CHECK HERE IF DISCRETIONARY ACCOUNT
Ex: Smith Barney	Jane Smith (IRA)	Spouse	xxx-xxxxx

Table 2 – Other Investment Holdings

Instructions:

•	If you have Beneficial Ownership in any Securities that are not held in an investment account listed above (stock certificates, private equity investments), list them below. Indicate “N/A” or “None” if appropriate. Attach separate sheets if necessary.

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Covered Person	NAME/TITLE OF SECURITY	TYPE OF SECURITY	TICKER OR CUSIP	NUMBER OF SHARES / PRINCIPAL AMOUNT

Table 3. Outside Business Opportunities

The following is all Outside Business Activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors). Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Table 4. Political Contributions

The following is a list of all Political Contributions that I or my Immediate Family Members have made to any political candidate, political organization, or any political activities in which we have participated, since January 1, 2012:

Date	Recipient/Office	Amount

(This includes subscriptions, loans, advances or deposits of money, payment of a debt, gift or anything of value in connection with an election such as fundraiser tickets, in-kind contributions as well as volunteer work, hosting events, coordinating contributions, participating in a PAC, serving on a re-election committee, sponsorship or similar activities.)

Table 5. Certification

a.	[Annual Renewals Only] I hereby certify that since the date of my last certification under the Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities transaction engaged in since such date, I hereby certify that:

i.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.

ii.	I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.

iii.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) JSP is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.

iv.	I did not use my knowledge of the portfolio holdings of a fund to which JSP acts as adviser or sub-adviser to engage in any trade or short-term trading strategy involving the fund that may have conflicted with the best interests of the fund and its shareholders.

v.	If an investment was acquired in an initial public offering which Adviser may have been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or his or her designee prior to acquiring such Security.

vi.	I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Code of Ethics, and that I have not accepted any gift with a fair market value in excess of $200 without the prior written approval of the Chief Compliance Officer or his or her designee.

b.	I further certify that the information on this form is accurate and complete in all material respects.

Covered Person’s Name:_

Covered Person’s Signature:_

Date:_

Appendix D

JACKSON SQUARE PARTNERS LLC

Quarterly Reports

Covered Person Last Name	First Name		MI
Office Location		Phone #

I hereby certify that I have engaged in the following personal securities transactions, gift transactions, Political Contributions and outside business activities which are required to be reported under the Code of Ethics and Compliance Manual of Jackson Square Partners, LLC during the calendar quarter indicated below. I hereby submit this report within thirty (30) days after the end of that quarter. (Note: you do not need to complete the securities portion of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer or his designee)

Name of Covered Person:

Calendar Quarter Ended:

Date Report Submitted:

Securities Transactions

Please provide the following information for any reportable securities transactions during the quarter:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction
☐	All relevant transactions other than those noted above are contained on statements which are submitted directly to Adviser by the broker-dealer.

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

Gifts and Entertainment

I have received the following Gifts or Entertainment (as defined within the Code of Ethics) in excess of the current de minimis amount of $ 200.

Description of Gift / Accommodation/Entertainment	Date	Business Purpose	Name & Company; Persons in Attendance for Entertainment	Approx Value

I have given the following Gifts or provided Entertainment (as defined within the Code of Ethics) in excess of the current de minimis amount of $200.

Description of Gift / Accommodation	Date	Business Purpose	Name & Company; Persons in Attendance for Entertainment	Approx Value

Political Contributions

I have made the following Political Contributions (as defined within the Code of Ethics), and certify that all Political Contributions have been pre-cleared with the CCO.

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

Outside Business Activities

The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors, including any new outside business activities. I certify that all outside business activities have been pre-approved by the CCO. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

I certify that I have included on this report all securities transactions, Gift and Entertainment transactions, Political Contributions, accounts and outside business activities required to be reported pursuant to the Code of Ethics and Compliance Manual.

Signature:	Date:

Appendix E

POLITICAL CONTRIBUTION REPORTING FORM

Jackson Square Partners LLC (“JSP”) has established written policies and procedures regarding Political Contributions (as defined within the Code of Ethics) in order to avoid any potential or real conflicts of interest and to adhere to applicable state and federal regulations.

Accordingly, all Covered Persons (as defined within the Code of Ethics) will be required to report initially upon hire and annually thereafter, all Political Contributions they made within the last two years.

Any employee promoted to an executive officer (or position with a similar status or function), or whom solicits government entities for JSP, or any person who supervises such a person, will also be required to report at the time of the promotion, all Political Contributions made in the past two years, if their employment or promotion requires the Covered Person to solicit clients or fund investors on behalf of the JSP, or within the past six months from the date of promotion, if the employment or promotion does not involve soliciting clients or fund investors. Political Contributions that require reporting include those contributions by your spouse and household members.

Please complete one form for each contribution made, or check this box if you have no Political Contributions to report. ☐ Please sign and date below.

Section I - Instructions: Please complete the following:

Name of contributor:

Name of recipient or candidate:

Amount of contribution:

Date of contribution:

Political office the recipient or candidate is/was running for*:

Relationship to JSP employee (if applicable)

Please list all boards, or similar governing bodies, on which the recipient or candidate currently sits, and boards or similar governing bodies on which such person sat at the time of the contribution:

Is/was the contributor eligible to vote for recipient? (Please circle one)  Yes            No

Does the recipient have an existing or potential business relationship with JSP and/or the contributor? (Please circle one)  Yes            No

If yes, please describe the relationship:

*	Contributions are not permitted to the Speaker of the California Assembly or President of the California Senate, to candidates seeking election to either such office, or to officials or candidates seeking to influence appointments to either such office over the exception limit outlined in the policy.

Section II: Certification of Contributor

By signing below, I certify to the following:

I.	This contribution was not made to directly or indirectly obtain any type of business or favors for myself or JSP.

II.	To the best of my knowledge, neither I nor JSP did benefit or will benefit directly or indirectly from this contribution.

III.	The political office of the recipient, or the office sought by a candidate, was not Speaker of the California Assembly or President of the California Senate, and after reasonable inquiry, to the best of my knowledge, the recipient or candidate was not seeking to influence appointments to either such office.

IV.	I understand and abide by JSP’s Political Contribution Policy.

V.	The above information is true and correct.

Signature:	Date:

Name (Print):	Title:

Appendix F

POLITICAL CONTRIBUTION PRE-APPROVAL FORM

Jackson Square Partners LLC. (“JSP”) has established written policies and procedures regarding Political Contributions (as defined within the Code of Ethics). Importantly, in order to avoid any potential or real conflicts of interest and to adhere to applicable state and federal regulations, Covered Persons (as defined in the JSP Code of Ethics) must obtain written pre-approval from the CCO (the CFO in the case of the CCO) prior to making any Political Contributions. Political Contributions which require pre-approval include those contributions by a Covered Person’s spouse and household members.

Section I - Instructions: Please complete the following:

Name of contributor*:

Name of recipient or candidate:

Amount of contribution:

Date contribution is to be made:

or candidate is running for**:

Please list all boards, or similar governing bodies, on which the recipient or candidate currently sits:

Is the contributor eligible to vote for recipient? (Please circle one)  Yes            No

Does the recipient have an existing or potential business relationship with JSP and/or the contributor? (Please circle one) Yes No

If yes, please describe the relationship:

_

*	If JSP is the contributor, please specify and include name and title of officer reporting on behalf of the firm.
**	Contributions are not permitted to the Speaker of the California Assembly or President of the California Senate, to candidates seeking election to either such office, or to officials or candidates seeking to influence appointments to either such office over the exception limit outlined on the policy.

Section II: Certification of Contributor

By signing below, I certify to the following:

I.	This contribution is not being made to directly or indirectly obtain any type of business or favors for myself or JSP

II.	To the best of my knowledge, neither I nor JSP will benefit directly or indirectly from this contribution.

III.	The political office of the recipient, or the office sought by a candidate, is not Speaker of the California Assembly or President of the California Senate, and after reasonable inquiry, to the best of my knowledge, the recipient or candidate is not seeking to influence appointments to either such office.

IV.	I understand and abide by JSPs Political Contribution Policy.

V. The above information is true and correct.

Signature:	Date:

Name (Print):	Title:

For Compliance Use Only:

Permission from Compliance has been Approved Denied for this Covered Person to make the contribution described above.

Compliance Approval/Denial by:	Date:

Appendix G

Gift and Entertainment Form

Jackson Square Partners, LLC

Gifts & Entertainment Pre-Approval Form

No Covered Person may accept or receive on their own behalf or on behalf of Jackson Square Partners (“JSP”) any gift, or entertainment which has a value in excess of a de minimis amount (currently $200) provided by/to any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”) whom JSP currently has or may be expected to have, a business relationship. No Covered Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of a Covered Person. Any gifts or entertainment in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.

No Covered Person may give on their own behalf or on behalf of JSP any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

In order to manage conflicts of interest concerning any gifts/entertainment provided to JSP or any manager, officer or employee, please complete the following:

Gifts

TYPE OF GIFT	PERSON TO WHO GIFT IS GIVEN OR RECEIVED	MARKET VALUE OF THE GIFT	DATE GIFT GIVEN/RECEIVED

Entertainment

DATE OF EVENT	LOCATION OF EVENT AND PERSONS IN ATTENDANCE	MARKET VALUE OF THE ENTERTAINMENT	PURPOSE OF THE EVENT

Date:
Signature: